EQUITY SOURCE PARTNERS, LLC
                           575 Jericho Tpke; Suite 102
                                Jericho, NY 11753

                                                                 August 16, 2007
Martin Schacker
Chairman of the Board
Tetragenex Pharmaceuticals, Inc.
1 Maynard Drive, Suite 205
Park Ridge, NJ 07656

Dear Martin:

Equity Source Partners, LLC ("ESP") is pleased to act as the exclusive placement agent for Tetragenex (the "Company") in connection with your proposed capital transaction. The terms of our engagement are set forth below. We look forward to working with you.

     I. THE OFFERING. We understand you wish to raise up to five million dollars ($5,000,000) through a private placement of certain equity, equity-linked or debt securities solely to Institutional and Accredited Investors (the "Offering"). The Offering will be made in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Act") provided by Regulation D under the Act "Regulation D") and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations. You understand that ESP will use reasonable efforts with respect to the marketing of the Offering and that the actual terms of the Offering will depend on market conditions, and will be subject to due diligence and negotiation between the Company and prospective investors.

     2.   FEES AND EXPENSES.

          Concurrently with any closing of any Offering during the Term, the Company will pay ESP the following:

          (a) A cash fee equal to 8% of the gross proceeds received from the sale of securities.

          (b) Reimbursement of $25,000 of non-accountable expenses inclusive of legal fees to be incurred by ESP in connection with the Offering.

          (c) 5 year warrants to purchase a number of securities sold equal to 8% of the gross number of shares sold at each closing (or the number of shares of common stock the securities are convertible into in the event convertible debt is sold). The warrants shall contain the same provisions (including strike price (or the initial conversion price in the case of convertible debt securities), anti-dilution protections and registration rights) afforded to the investors in the Offering, along with a cashless exercise provision.

Martin Schacker,
Chairman of the Board
August 16, 2007
Page 2

     3.   TERM; TAIL RIGHTS; RIGHT OF FIRST REFUSAL.

          (a) The term of this agreement ("Term") shall commence on the date hereof and shall continue for an initial term of two (2) months; provided, however, either party may terminate this agreement upon 10 days written notice to the other party based on a breach of the other party's obligations hereunder and provided, however, that no such termination shall be effective unless the breaching party is provided with written notice of such breach and a reasonable time period to cure such breach. Upon termination, ESP will be entitled to receive any fees accruing prior to such termination (based only on securities actually placed and sold) and post termination (i.e., the "tail" provisions as provided in
               Section 3(b) and 3(c) below) and reasonable expenses actually incurred through the date of termination, subject to the limitation in Section 2(b) hereof. In addition, upon expiration or termination of this Agreement, it is understood that Section
               6. - Indemnification,  Section 7. - Governing Law and Section 12.
               - Miscellaneous shall survive.

          (b) If during the twelve months following termination or expiration of this agreement, any person which we introduced to the Company during the Term (an "ESP Introduced Party") purchases securities from the Company other than through an underwritten public offering (or enters into an agreement during the Term to purchase securities from the Company which is consummated at anytime thereafter), the Company shall pay ESP upon the receipt of such funds, a cash fee and warrants in the amount that would otherwise have been payable to ESP had such transaction occurred during the Term in accordance with section 2.

          (c) In the event any ESP Introduced Party invests in the Offering and then makes a subsequent investment (including the exercise of warrants attached to this transaction) in the Company within a thirty (36) month period following its initial investment, the Company agrees to pay ESP upon the closing of such subsequent investment a cash fee and warrants in the amount that would otherwise have been payable to ESP had such transaction occurred during the Term in accordance with section 2.

          (d) Upon a closing of the Offering in which gross proceeds of at least $1 million is raised, the Company will grant ESP a twelve
               (12) month right of first refusal to act as lead placement agent on any future private placement of the Company's securities. It is understood that if a third party broker-dealer provides the Company with written terms with respect to a future private securities offering ("Written Offering Terms"), the Company shall promptly present same to ESP. ESP shall have ten (10) business days from its receipt of the Written Offering Terms in which to determine whether or not to accept such offer and, if ESP refuses, and provided that such financing is consummated (a) with another placement agent upon substantially the same terms and conditions as the Written Offering Terms and (b) within three months after the end of the aforesaid ten (10) business day period, this right of first refusal shall thereafter be forfeited and terminated; PROVIDED, HOWEVER, IF the financing is not consummated under the conditions of clauses (a) and (b) above, then the right of first refusal shall once again be reinstated under the same terms and conditions set forth in this paragraph.

Martin Schacker,
Chairman of the Board
August 16, 2007
Page 3

     4.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

          (a) The Company will cooperate with and will furnish ESP with all reasonable information and data concerning the Company and the Offering which ESP deem appropriate (all such information so furnished being the "Information") and will provide ESP with reasonable access to the Company's officers, directors and employees. The Company represents that all Information and any disclosure materials made available to ESP for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company will advise ESP immediately of the occurrence of any event or any other change known to the Company which results in the Information containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading. The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable.

               ESP agrees to keep all Information confidential except Information that (i) is or becomes generally available to the public (other than as a result of a disclosure by ESP), (ii) was available to ESP or its representatives on a non-confidential basis prior to its disclosure by the Company, (iii) becomes available to ESP or its representatives on a non-confidential basis from a person other than the Company who, to the knowledge of ESP, is not bound by a confidentiality agreement with the Company, or (iv) ESP or any of its representatives is requested pursuant to, or required by law, regulation, legal process or regulatory authority to disclose. The obligations of ESP under the immediately preceding sentence shall terminate upon the second anniversary of this letter agreement.

          (b) You understand and agree that ESP's obligations to commence the Private Placement may be subject to execution of a Placement Agency Agreement on customary terms and incorporating the principal terms hereof In the absence of such Placement Agency Agreement, you agree that we may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any stock purchase agreement or subscription agreement that you execute with investors in the Offering. If requested by ESP, the Company will, at the closing of the Offering, furnish ESP with the same favorable opinion of its outside counsel as is furnished to the investors, addressed to ESP or together with a letter from such counsel that ESP may rely on its opinion as if directed to ESP. In addition, at the closing of the Offering, the Company will provide ESP with the same certificates of the officers of the Company as are furnished to the investors and such other certification, opinions and documents as ESP or its counsel may deem appropriate, in form and substance satisfactory to ESP and its counsel, including any updates of the Company's representations and warranties set forth herein. Lastly, upon the reasonable determination by ESP that a NASD Rule 2710 filing is required in



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Martin Schacker,
Chairman of the Board
August 16, 2007
Page 4

               connection with the registration statement relating to the resale of the securities sold in the Offering, the Company will pay all filing fees, costs and reasonable legal fees in connection with such filing to be prepared by ESP's counsel (up to $7,500 of legal fees)

          (c) You also agree to provide us with due diligence materials as we request or copies of due diligence materials which are provided to investors in the Offering.

     5.   NO CONFLICT.

          The Company represents, warrants and agrees, as of the date hereof, that: (i) neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both, (A) violate any provisions of the Certificate of Incorporation or By-laws of the Company or (B) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or., other penalty with respect thereto; (ii) it has all requisite power and authority to enter into and perform its obligations under this Agreement; (iii) this Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and (iv) it has not engaged the services of any other broker, agent, advisor or finder in connection with corporate finance or investment banking services.

     6.   INDEMNIFICATION.

          The Company and ESP agree to the indemnification provisions set forth on Annex A. Said indemnification shall apply regardless of whether the proposed offering is consummated.

     7.   GOVERNING LAW.

          This agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles of rules. This letter constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in writing signed by both parties. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the internal laws of the State of New York. The Company (1) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and both parties agree

Martin Schacker,
Chairman of the Board
August 16, 2007
Page 5

          that service and process may be performed in any manner prescribed by New York law in any suit action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

     8.   ANNOUNCEMENT OF OFFERING.

          If the Offering is consummated, ESP may at its expense, and in accordance with any applicable NASD and SEC regulations, place an announcement in such newspapers and periodicals as ESP may desire. The Company reserves the right to review and comment and pre-approve any announcement that ESP intends to publish with respect to any financing contemplated here under that clause.

     9.   ADVICE TO THE BOARD.

          The Company acknowledges that any advice given by ESP to you is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent, except as may be required by law or in connection with any action or proceeding under paragraph 7.

     10.  CONFLICTING ENGAGEMENTS.

          Nothing in this letter shall be construed to limit the ability of ESP or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.

     11.  INDEPENDENT CONTRACTOR.

          In carrying out its responsibilities under this letter, ESP shall be an independent contractor with complete supervision and control over its own activities, and shall have no right or authority to assume or create any obligation on behalf of the Company.

     12.  MISCELLANEOUS.

          The parties acknowledge and agree that With respect to phrases contained herein such as "as a results of our efforts," "introduced to the Company by ESP" or similar language, such phrases are intended to include any person or entity, introduced to the Company by the undersigned. Thus, to the extent that the Company consummates any part of the Offering with any person or entity, whose introduction to the Company can be traced back to a person or entity who was originally introduced to the Company by ESP or are persons or entities with which ESP had otherwise had discussions or negotiations during the Term on behalf of the Company, ESP is entitled to the compensation described herein.

Martin Schacker,
Chairman of the Board
August 16, 2007
Page 6

          This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties.

          During the Term and the applicable tail periods referred to herein the Company shall not negotiate, enter into or attempt to negotiate or enter into any agreement, covenant or understanding, written or oral, with any other person or entity, directly or indirectly, that could in any manner be construed to be inconsistent with this agreement or could undermine any of the rights or interests of ESP in, under or in respect of this Agreement and agrees not to interfere with, circumvent, frustrate or otherwise impede in any manner the realization by ESP of any of the objectives it seeks or benefits derived, or to be derived, from any of the foregoing.

          The execution of this  Agreement  does not  constitute a commitment by
          ESP or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of ESP with respect to securing any financing on behalf of the Company. The Company's engagement of ESP is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, agents, employees, or creditors of the Company) as against ESP or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. ESP's engagement by the Company is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, agents, employees, or creditors of the Company) as against the Company or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. No promises or representations have been made except as expressly set forth in this agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement. Nothing contained herein should be construed as creating any fiduciary duties between the parties.

          In the event that other services are required and/or transactions which are the result of ESP's efforts that are not as contemplated herein, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

          The rights and obligations of either party under this Agreement may not be assigned or delegated by such party without the prior written consent of the other party (except by operation of law), and any other purported assignment or delegation shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. No material provision of this agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent.

          The Company represents, warrants and agrees, as of the date hereof, that: (i) neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of

Martin Schacker,
Chairman of the Board
August 16, 2007
Page 7

          Notice or lapse of time or both, (A) violate any provision of the Certificate of Incorporation or By-laws of the Company or (B) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto; (ii) it has all requisite power and authority to enter into and perform its obligations under this Agreement; (iii) this Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and (iv) it has not engaged the services of any other broker, agent, advisor or finder in connection with corporate finance or investment banking services.

 We look forward to working with you and developing a long-term relationship with the Company.

                                                   Very truly yours,
                                                   Equity Source Partners, LLC

                                                   By: /s/ Harvey Kohn
                                                   -----------------------------
                                                   Harvey Kohn
                                                   Authorized Signatory

 Confirmed and accepted as of
 The 21st day of August, 2007

 Tetragenex Pharmaceuticals, Inc.

 By:   /s/ Martin Schacker
       --------------------------------------
       Name: Martin Schacker
       Title: Chairman of the Board

Martin Schacker
Chairman of the Board
August 16, 2007
Page 8
                                     ANNEX A
                                 INDEMNIFICATION

     The Company agrees to indemnify and hold harmless ESP and its affiliates and their respective officers, directors, employees, agents and controlling persons (ESP and each such person being an "Indemnified Party"), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Annex A forms a part and the performance by ESP of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from ESP's bad faith or gross negligence.

     The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of ESP pursuant to, or the performance by ESP of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage, liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from ESP's bad faith or gross negligence.

     If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and ESP, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and ESP, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and ESP of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to ESP under the engagement letter; provided, however,- that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to ESP under the engagement letter of which this Annex A is a part.

     The Company agrees that it will not, without the prior written consent of ESP, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not ESP or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of ESP and each

Martin Schacker,
Chairman of the Board
August 16, 2007
Page 9


other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

     If ESP or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse ESP for all reasonable expenses incurred in connection with such party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

     The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of ESP's services there under.